EXHIBIT 15.1

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Partners of
Icahn Enterprises L.P.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Icahn Enterprises L.P. and Subsidiaries as follows:

·	As of March 31, 2011, and for the three-month periods ended March 31, 2011 and 2010, as indicated in our report dated May 4, 2011;

·	As of June 30, 2011, and for the three-month and six-month periods ended June 30, 2011 and 2010, as indicated in our report dated August 9, 2011; and

·	As of September 30, 2011, and for the three-month and nine-month periods ended September 30, 2011 and 2010, as indicated in our report dated November 2, 2011.

Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, were included in your respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP
New York, New York
December 1, 2011